CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-185429) of our report dated June 20, 2025 with respect to the financial statements and supplemental schedule of Trane 401(k) and Thrift Plan included in this Annual Report of Form 11-K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Charlotte, North Carolina
June 20, 2025